EXHIBIT 14.1

HERCULES INCORPORATED
CODE OF ETHICS FOR
SENIOR FINANCIAL EXECUTIVES
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EFFECTIVE AS OF DECEMBER 1, 2003

This Code has been adopted pursuant to Section 406 of the Sarbanes Oxley Act of 2002 (“SOX”) and the Securities and Exchange Commission (“SEC”) rules and regulations related thereto, all as such Act, rules and regulations from time to time may be in effect or amended (collectively referred to herein as “SOX §406”).  As amendments or changes to SOX §406 become effective, this Code shall be deemed forthwith to be modified as necessary to be in full compliance with SOX §406 as so amended or changed.  This Code shall be posted on the “Shareholder Information” section of Hercules’ Internet website, and such fact shall be disclosed in Hercules’ annual report on Form 10-K, as well as the fact that copies of the Code are available in print, free of charge, for any shareholder who requests them.

This Code is applicable to Hercules’ principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions (each of the foregoing officers and persons is referred to herein as a “Senior Financial Executive”).

This Code is in addition to the Hercules Business Practices Policy which is applicable to all Hercules employees (including Senior Financial Executives), and the Directors Code of Business Conduct and Ethics, which is applicable to members of the Hercules Board of Directors (including inside directors, if any).

Compliance with this Code shall be monitored by the Audit Committee of the Hercules Board of Directors.

The Board of Directors shall determine, or designate persons to determine, appropriate actions to be taken in the event of violations of this Code.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code.  In determining what action (e.g., re-assignment, demotion, suspension, termination or other) is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including, without limitation, the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Each Senior Financial Executive is subject to and will comply with each and all of the below items.

           1.  Adhere at all times and in all situations to the spirit and letter of this Code.

2.
Comply with the rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies including, without limitation, rules and regulations of the SEC (including those related to SOX) and of the New York Stock Exchange (“NYSE”), all as applicable to his function(s) at Hercules.

3.
Be honest and ethical in his conduct (including the ethical handling of actual or apparent conflicts of interest), avoid conflicts of interest (including disclosure to the Chair of the Audit Committee and the General Counsel of any material transaction or relationship that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict), and help foster a culture of honesty and accountability.

4.
Be responsible and provide information for full, fair, accurate, timely, and understandable disclosure in the reports that Hercules files with or submits to the SEC, the NYSE and other regulatory agencies and in other public communications by Hercules.

5.
Promptly bring to the attention of the Hercules Disclosure Committee any material information of which he may become aware that affects the disclosures made by Hercules in its filings with or submissions to the SEC; and otherwise assist the Hercules Disclosure Committee in fulfilling its responsibilities under Hercules’ financial reporting, disclosure and internal control policies and procedures and assist the Audit Committee in reviewing such matters.

6.
Promptly bring to the attention of the Audit Committee any information he may have concerning: (A) significant deficiencies in the design or operation of internal controls which could adversely affect Hercules’ ability to record, process, summarize and report financial data or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Hercules’ financial reporting, disclosures or internal controls.

7.
Promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he may have concerning: (A) any violation of this Code, the Directors Code of Business Conduct and Ethics or the Hercules Business Practices Policy, including any actual or apparent conflicts of interest, involving any management or other employees who have a significant role in Hercules’ financial reporting, disclosures or internal controls; or (B) evidence of a material violation of the securities or other laws, rules or regulations applicable to Hercules and the operation of its business, by Hercules or any agent thereof.

8.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his independent judgment to be subordinated.

9.
Respect the confidentiality of Hercules’ information acquired in the course of his work, except when authorized or otherwise legally obligated to disclose, and not use such information for his advantage or the advantage of members of his immediate family.

10.
Maintain and share his knowledge and skills with others (including, without limitation, Hercules’ investor relations and legal functions) relevant to Hercules’ needs (including communications to shareholders and other stakeholders of Hercules).

11.	Responsibly use and control for the benefit of Hercules all assets and resources employed or entrusted to him in the course of performing his functions at Hercules.

12.
Agree that any changes to, or waivers (including implicit waivers) from, this Code that may be made or granted by the Hercules Board of Directors or the Audit Committee, the date thereof and (if applicable) the name of the Senior Financial Executive(s) to whom the waiver has been granted, will be publicly disclosed as part of a Hercules filing with the SEC on Forms 8-K (in compliance with such form) or as a posting on the “Shareholder Information” section of Hercules’ Internet website (provided Hercules has previously disclosed in its most recently filed annual report on Form 10-K its intention to disclose these events on its Internet website, and its Internet website address).

13.
Promptly use and encourage others to promptly use the appropriate Hercules’ procedure for any action which is or could be reasonably expected to be a violation of this Code, the Directors Code of Business Conduct and Ethics or of the Hercules Business Practices Policy.